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                                                                     Exhibit 3.2

                             Chapman and Cutler LLP
                                 111 West Monroe
                                Chicago, IL 60603

                                February 19, 2004

Claymore Securities, Inc.
210 North Hale Street
Wheaton, Illinois 60187

The Bank of New York
101 Barclay Street
New York, New York 10286

     Re:       Claymore Securities Defined Portfolios, Series 171


Gentlemen:


     We have acted as counsel to Claymore Securities Defined Portfolios, Series 171 (the "FUND"), in connection with the issuance of Units of fractional undivided interest in Closed-End Income Portfolio, Series 3 and Closed-End National Municipal Portfolio, Series 3 (the "TRUST(S)"), under a Reference Trust Agreement dated February 19, 2004 (the "INDENTURE") between Claymore Securities, Inc., as Sponsor, Depositor and Evaluator, and The Bank of New York as Trustee.

     In this connection, we have examined the Registration Statement, the form of Prospectus proposed to be filed with the Securities and Exchange Commission, the Indenture and such other instruments and documents as we have deemed pertinent. The opinions expressed herein assume that the Trust will be administered, and investments by the Trust from proceeds of subsequent deposits, if any, will be made in accordance with the terms of the Indenture. For purposes of the following opinion and discussion, it is assumed that the Trust will hold interests in qualified regulated investment companies ("RICS") under the Internal Revenue Code of 1986 (the "CODE") (the "SECURITIES"). For purposes of the following discussion and opinion, it is assumed that the Securities constitute shares in funds qualifying as regulated investment companies for federal income tax purposes.

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     We have not independently examined the assets to be deposited in and held by the Trust.

     Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing United States Federal income tax law:

     (i) The Trust is not an association taxable as a corporation for Federal income tax purposes, but will be governed by the provisions of subchapter J (relating to trusts) of chapter 1, of the Internal Revenue Code of 1986 (the "CODE").

     (ii) Each Unitholder will be treated as the owner of a pro rata portion of each of the assets of a Trust under the Code in the proportion that the number of Units held by a Unitholder bears to the total number of Units outstanding. Under subpart E, subchapter J of Chapter 1 of the Code, income of the Trust will be treated as income of each Unitholder in the proportion described above; and an item of Trust income will have the same character in the hands of a Unitholder as it would have if the Unitholder directly owned the assets of the Trust. Each Unitholder will be considered to have received his or her pro rata share of income derived from each Trust asset when such income would be considered to be received by the Unitholder if the Unitholder directly owned the assets of the Trust.

     (iii) The price a Unitholder pays for his or her Units, generally including sales charges, is allocated among his or her pro rata portion of each Security held by a Trust (in proportion to the fair market values thereof on the valuation date closest to the date the Unitholder purchases his or her Units) in order to determine his or her tax basis for his or her pro rata portion of each Security held by a Trust. For Federal income tax purposes, a Unitholder's pro rata portion of distributions received by the Trust from the Securities, other than distributions which are properly designated as capital gains dividends or exempt-interest dividends, are generally taxable as ordinary income to the extent of the RIC's current and accumulated "earnings and profits." A Unitholder's pro rata portion of dividends which exceeds such current and accumulated earnings and profits will first reduce a Unitholder's tax basis in such Security, and to the extent that such dividends exceed a Unitholder's tax basis in such Security, shall be treated as gain from the sale or exchange of property. However, it is important to note that pursuant to the recently enacted "Jobs and Growth Tax Relief Reconciliation Act of 2003" (the "TAX ACT"), certain ordinary income dividends received by the Trust (and distributed to the Unitholders) from a regulated investment company may qualify to be taxed at the same new rates that apply to net capital gain, provided certain holding period requirements are satisfied and provided the dividends are attributable to qualifying dividends received by the RIC itself. These special rules relating to the taxation of ordinary income dividends from regulated investment companies generally apply to taxable years beginning after December 31, 2002 and beginning before January 1, 2009. Regulated investment companies will provide notice to their shareholders of the amount of any distribution which may be taken into account as a dividend which is eligible for the new capital

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gains tax rates. Certain distributions on the Securities may qualify as "capital gain dividends," taxable to shareholders (and, accordingly, to the Unitholders as owners of a pro rata portion of the Securities) as long-term capital gain, regardless of how long a shareholder has owned such shares. Certain distributions on the Securities may qualify as "exempt interest dividends," which generally are excluded from a Unitholder's gross income for federal income tax purposes. Some or all of the exempt interest dividends, however, may be taken into account in determining a Unitholder's alternative minimum tax, and may have other tax consequences (e.g., they may affect the amount of a Unitholder's social security benefits that are taxed.) Distributions of income and capital gains declared on Securities in October, November, or December will be deemed to have been paid to the shareholders (and, accordingly, to the Unitholders as owners of a pro rata portion of the Securities) on December 31 of the year they are declared, even when paid by the RIC during the following January.

     (iv) Gain or loss will be recognized to a Unitholder (subject to various nonrecognition provisions under the Code) upon redemption or sale of his or her Units, except to the extent an in kind distribution of Securities is received by such Unitholder from a Trust as discussed below. Such gain or loss is measured by comparing the proceeds of such redemption or sale with the adjusted basis of his or her Units. Before adjustment, such basis would normally be cost if the Unitholder had acquired his or her Units by purchase. Such basis will be reduced, but not below zero, by the Unitholder's pro rata portion of certain types of dividends. However, any loss realized by a Unitholder with respect to the disposition of his or her pro rata portion of Securities, to the extent such Unitholder has owned his or her Units for less than six months or a Trust has held the Securities for less than six months, will be disallowed to the extent of the exempt interest dividends the Unitholder received. If such loss is not entirely disallowed, it will be treated as long-term capital loss to the extent of the Unitholder's pro rata portion of any capital gain dividends received (or deemed to have been received) with respect to each Security.

     (v) If the Trustee disposes of a Trust asset, (whether by sale, exchange, liquidation, redemption, payment on maturity or otherwise), gain or loss will be recognized to the Unitholder (subject to various nonregcognition provisions under the Code) and the amount thereof will be measured by comparing the Unitholder's aliquot share of the total proceeds from the transaction with the basis for his or her fractional interest in the asset disposed of. Such basis is ascertained by apportioning the tax basis for his or her Units (as of the date on which the Units were acquired) ratably, according to their values as of the valuation date nearest the date on which he or she purchased such Units. A Unitholder's basis in his Units and of his fractional interest in each Trust asset must be reduced, but not below zero, by the Unitholder's pro rata portion of certain types of dividends.

     If more than 50% of the value of the total assets of the RIC consist of stock or securities in foreign corporations, the RIC may elect to pass through to its shareholders the foreign income and similar taxes paid by the RIC in order to enable its shareholders to take a credit (or

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deduction) for foreign income taxes paid by the RIC. If this election is made,
Unitholders of a Trust, because they are deemed to own a pro rata portion of the Securities held by such Trust, as described above, must include in their gross income, for federal income tax purposes, both their portion of dividends received by such Trust from the RIC and also their portion of the amount which the RIC deems to be their portion of foreign income taxes paid with respect to, or withheld from, dividends, interest, or other income of the RIC from its foreign investments. Unitholders may then subtract from their federal income tax the amount of such taxes withheld, or else treat such foreign taxes as deductions from gross income; however as in the case of investors receiving income directly from foreign sources, the above described tax credit or deduction is subject to certain limitations.

     (vi) Under the Indenture, under certain circumstances, a Unitholder tendering Units for redemption may request an in kind distribution of Securities upon the redemption of Units or upon the termination of a Trust. As previously discussed, prior to the redemption of Units or the termination of a Trust, a Unitholder is considered as owning a pro rata portion of each of a Trust's assets. The receipt of an in kind distribution will result in a Unitholder receiving whole Securities and possibly cash. The potential Federal income tax consequences which may occur under an in kind distribution will depend upon whether or not a Unitholder receives cash in addition to Securities. A Unitholder will not recognize gain or loss if a Unitholder only receives Securities in exchange for his or her pro rata portion in the Securities held by a Trust. However, if a Unitholder also receives cash in exchange for a Trust asset or a fractional share of a Security held by a Trust, such Unitholder will generally recognize gain or loss based upon the difference between the amount of cash received by the Unitholder and his or her tax basis in such Trust asset or fractional share of a Security held by a Trust. The total amount of taxable gains (or losses) recognized upon such redemption will generally equal the sum of the gain (or loss) recognized under the rules described above by the redeeming Unitholder with respect to each Security owned by a Trust.

     Distributions from a Trust attributable to dividends received by a Trust from the Securities will generally not be eligible for the dividends received deduction for corporations.

     Section 67 of the Code provides that certain miscellaneous itemized deductions, such as investment expenses, tax return preparation fees and employee business expenses will be deductible by an individual only to the extent they exceed 2% of such individual's adjusted gross income. Unitholders may be required to treat some or all of the expenses of a Trust as miscellaneous itemized deductions subject to this limitation. However, because some of the Securities may pay exempt interest dividends, which are treated as tax-exempt interest for federal income tax purposes, Unitholders may not be able to deduct some of their share of Trust expenses. In addition, Unitholders will not be able to deduct some of their interest expense for debt they incurred or continued to purchase or carry Trust Units.

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     A Unitholder will recognize taxable gain (or loss) when all or part of his or her pro rata interest in a Trust asset is disposed of for an amount greater (or less) than his or her tax basis therefor in a taxable transaction, subject to various non recognition provisions of the Code.

     If a Unitholder disposes of a Unit, he or she is deemed thereby to have disposed of his or her entire pro rata interest in all Trust assets including his or her pro rata portion of all of a Trust's assets represented by the Unit.

     In addition it should be noted that capital gains can be recharacterized as ordinary income in the case of certain financial transactions that are "conversion transactions."

     It should be noted that payments to a Trust of dividends on Securities that are attributable to foreign corporations may be subject to foreign withholding taxes and Unitholders should consult their tax advisers regarding the potential tax consequences relating to the payment of any such withholding taxes by a Trust. Any dividends withheld as a result thereof will nevertheless be treated as income to the Unitholders. Because under the grantor trust rules, an investor is deemed to have paid directly his share of foreign taxes that have been paid or accrued, if any, an investor may be entitled to a foreign tax credit or deduction for United States tax purposes with respect to such taxes. A required holding period is imposed for such credits.

     A Unitholder who is a foreign investor (i.e., an investor other than a United States citizen or resident or United States corporation, partnership, estate or trust) may be subject to United States Federal income taxes, including withholding taxes on distributions from the Trust relating to such investor's share of dividend income paid on Securities. A Unitholder who is a foreign investor will not be subject to United States Federal income taxes, including withholding taxes on any gain from the sale or other disposition of his or her pro rata interest in any Security held by a Trust or the sale of his or her Units provided that all of the following conditions are met:

          (i) the gain is not effectively connected with the conduct by the foreign investor of a trade or business within the United States;

          (ii) the foreign investor (if an individual) is not present in the United States for 183 days or more during his or her taxable year; and

          (iii) the foreign investor provides all certification which may be required of his status.

     The scope of this opinion is expressly limited to the matters set forth herein, and, except as expressly set forth above, we express no opinion with respect to any other taxes, including foreign, state or local taxes, foreign investors, corporations, broker-dealers or collateral tax consequences with respect to the purchase, ownership and disposition of Units.

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     We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement (File No. 333-112575) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

     We hereby consent to the reliance upon this opinion by Emmet, Marvin & Martin, LLP, counsel for the Trustee, in rendering its opinion as to certain New York State tax matters delivered of even date herewith.

                                   Very truly yours,


                                   /s/ Chapman and Cutler LLP
                                   --------------------------
                                   CHAPMAN AND CUTLER LLP


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